Exhibit 99.1

Wheels Up Finalizes New Investment with Kore Capital and Whitebox Advisors

The additional $40 million investment is expected to provide additional financial stability and working capital to execute our plans for future, profitable growth

NEW YORK, November 16, 2023 /PRNewswire/ -- Wheels Up Experience (NYSE: UP) today announced that it has closed a new investment by Kore Capital and funds managed by Whitebox Advisors LLC on November 15, 2023.

These new investors join Delta Air Lines, Certares Management LLC, Knighthead Capital Management LLC and Cox Enterprises, providing an additional term loan facility in the amount of $40 million under the existing Credit Agreement. Upon the closing of this new investment, the Credit Facility consists of the Term Loan in the amount of $390  million and the Revolving Credit Facility in the amount of $100 million.

“As discussed on our earnings call last week, we expect our cash balance at the end of the year will be flat to up versus third quarter levels, reflecting a stabilization of deferred revenue and working capital, the absence of the one-time transaction costs, and proceeds received from the additional term loan," said George Mattson, Wheels Up Chief Executive Officer. “We are very pleased with the commitment from our new investors and the resources they are providing in addition to their capital.”

In connection with closing the additional term loan, Wheels Up completed the second issuance of shares of common stock to the lenders on November 15, 2023, such that the lenders now hold shares equal to approximately 95% of the company's outstanding equity on a fully diluted basis as of September 15, 2023, after giving effect to such issuance.

About Wheels Up
Wheels Up is a leading provider of on-demand private aviation in the U.S. and one of the largest private aviation companies in the world. Wheels Up offers a complete global aviation solution with a large, modern and diverse fleet, backed by an uncompromising commitment to safety and service. Customers can access membership programs, charter and whole aircraft sales, as well as unique commercial travel benefits through a strategic partnership with Delta Air Lines. Wheels Up also offers freight, safety and security solutions and managed services to individuals, industry, government and civil organizations.

Wheels Up is guided by the mission to connect private flyers to aircraft, and one another, through an open platform that seamlessly enables life's most important experiences. Powered by a global private aviation marketplace connecting its base of approximately 11,000 members and customers to a network of approximately 1,500 safety-vetted and verified private aircraft, Wheels Up is widening the aperture of private travel for millions of consumers globally. With the Wheels Up mobile app and website, members and customers have the digital convenience to search, book and fly.

To learn more about Wheels Up, go to Wheelsup.com

About Kore Capital

Founded in 2002, Kore Capital (“Kore”) is a multi-strategy credit investor with a history of investing in aviation assets. To learn more about Kore, go to www.KoreCapital.com.

About Whitebox Advisors LLC

Whitebox Advisors LLC (“Whitebox”) is a multi-strategy alternative asset manager that seeks to generate optimal risk-adjusted returns for a diversified base of public institutions, private entities and qualified individuals. Founded in 1999, Whitebox invests across asset classes, geographies, and markets through the hedge fund vehicles and institutional accounts we advise. The firm maintains offices in Minneapolis, Austin, New York, London and Sydney.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of the control of Wheels Up. The words "anticipate," "continue," "could," "expect," "plan," "potential," "should," "would" and similar expressions, including references to future efficiencies or profitability, may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Wheels Up's filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, Wheels Up does not intend to update any of these forward-looking statements made in this press release.

Securities Disclaimer

The issuance, offer and/or sale of any securities described herein has not been registered under any federal or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the applicable federal and state laws. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Contacts

Investors:

ir@wheelsup.com

Media:

press@wheelsup.com